Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-86614, 33-55904, 333-43670, 333-86840, 333-111293 and 333-117924, each on Form S-8 and Registration No. 333-119721 on Form S-3 of our reports dated March 12, 2007, relating to the consolidated financial statements of LoJack Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payment, effective January 1, 2006) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 12, 2007

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